SCHEDULE A

TO THE EXPENSE LIMITATION AGREEMENT

FOR CERTAIN FUNDS OF

VICTORY PORTFOLIOS

DATED AUGUST 1, 2013

BETWEEN

VICTORY PORTFOLIOS AND VICTORY CAPITAL MANAGEMENT INC.

OPERATING EXPENSE LIMITS

AS OF MARCH 1, 2022

	Maximum
Fund/Class	Operating	Date of	Effective Date
	Expense	Termination	of Waiver

Victory Strategic Allocation Fund – Class A	Limit*
	0.40%	February 28, 2023	March 1, 2022
Victory Strategic Allocation Fund - Class C	1.15%	February 28, 2023	March 1, 2022
Victory Strategic Allocation Fund – Class I	0.15%	February 28, 2023	March 1, 2022
Victory Strategic Allocation Fund – Class R	0.65%	February 28, 2023	March 1, 2022
*Excluding AFFE